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                                                                       Exhibit 5


                                February 10, 1999

Mr. John D. Buck
Executive Vice President - Human Resources,
     Operations and Information Systems
Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, MN  55343

Dear John:

          Federated Department Stores, Inc. ("Federated") and you have discussed entering into an employment contract providing you with the economics set forth in the attached term sheet. You have told Federated that you intend to remain with Fingerhut after its acquisition. You and we have agreed that the economic terms of the attached term sheet are those under which you would, subject to the balance of this letter, enter into an employment agreement with Federated. This letter is intended to be a NON-BINDING letter of intent setting forth your confirmation that you have agreed to negotiate, in good faith, an employment agreement with Federated consistent with the economic terms outlined in the attached term sheet. Your entering into the employment agreement remains subject to you, with advice of your legal, tax and financial advisors, agreeing to all of the terms and conditions therein.

          Please sign and return the enclosed acknowledgement copy confirming your agreement.


                                        Sincerely,

                                        Federated Department Stores, Inc.



                                        By:    /s/ RON TYSOE
                                             ----------------------------------


Confirmed and acknowledged
this 10th day of February, 1999:


    /s/ JOHN D. BUCK
----------------------------------


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

                              JOHN BUCK

Current Title:                EVP, Operations, Mdse. Information Systems and HR,
                              Fingerhut

New Title:                    Same

Current Salary:               $350,000

New Salary:                   $400,000 effective upon closing

Current Annual Bonus:         Target of 110%, maximum of 146%

New Annual Bonus:             For FY '99, bonus will be calculated on $387,500
                              base salary and cannot be less than $347,500. For
                              FY '00 and FY '01, target of 110%, maximum of
                              146%.

Option Award:                 125,000 options granted effective on merger
                              closing date at closing price of FDS Common Stock
                              on February 10, 1999. 10 year term with 4 year
                              vesting, 25% on each of first, second, third and
                              fourth anniversaries of the grant. In the event
                              that the Company terminates the executive without
                              cause, Management will request Board approval to
                              permit continued vesting of options following
                              termination of employment.

Restricted Stock:             10,000 shares granted effective on merger closing
                              date. Additional shares will be granted effective
                              on merger closing date equal to the number
                              determined by dividing $290,902 by the closing
                              price of FDS Common Stock on last trading day
                              immediately preceding merger closing date. FDS to
                              provide tax indemnity to executive. Restrictions
                              for both grants to lapse 25% on each of first,
                              second, third and fourth anniversaries of the
                              grant. In the event that the Company terminates
                              the executive without cause, Management will
                              request Board approval to permit continued vesting
                              of restricted stock following termination of
                              employment.

Additional Investment:        100,000 Fingerhut options will be exchanged into
                              FDS options with the exercise price to be
                              determined in relation to the closing price of FDS
                              Common Stock on February 10, 1999. (See Exhibit
                              A.) These new options will retain the original
                              vesting schedule. In the event of termination by
                              the Company without cause, any unvested options
                              that resulted from rolling previous options will
                              vest immediately and may be exercised.



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

Employment Contract:          Three year contract (which will include a
                              modification to the existing severance agreement
                              waiving the right to leave during the 13th month
                              after closing; payout as provided under Retention
                              Arrangements to be paid on first anniversary of
                              the merger closing date.)

Retention Arrangements:       On first anniversary of the merger closing date,
                              unless Executive has terminated employment for
                              other than Good Reason (as defined in the
                              severance agreement) before that date, payout of
                              an award equal to 3x the higher of (i) the
                              aggregate base salary and bonus paid in respect of
                              FY '98 performance or (ii) the aggregate of
                              $350,000 and the bonus payable in respect of FY
                              '99 performance applying the applicable bonus to
                              an assumed $350,000 base salary in lieu of any and
                              all rights under Article V of the severance
                              agreement (subject to termination terms and
                              conditions to be agreed to).

Benefits:                     Additional benefits:
                              40% discount at all Federated divisions with
                              gross-up (currently 47%).
                              Eligible to participate in Federated Matching
                              Aid Program.

Miscellaneous:                The foregoing and the entitlements in Merger
                              Agreement in lieu of any and all rights under
                              Article III of severance agreement.



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                               EXHIBIT A - BUCK


OPTIONS

Assume $44 FDS Common Stock closing price on February 10, 1999.

100,000 shares divided by $44/$25 = 56,818 shares

Exercise price:  $8.52 x $44/$25 = $15

New options:  56,818 FDS shares, vesting on original schedule